EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-108455, No. 333-83400 and No. 333-65412 of Galyan's Trading Company, Inc. on Form S-8 of our report dated March 31, 2004 (which report expressed an unqualified opinion and includes an explanatory paragraph relating to changes in the method of accounting for goodwill and the method of accounting for cash consideration received from vendors) appearing in this Annual Report on Form 10-K of Galyan's Trading Company, Inc. for the fiscal year ended January 31, 2004.

/s/ DELOITTE & TOUCHE LLP
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Indianapolis, Indiana
April 14, 2004